Exhibit 99.1

Investor Contact:	Media Contact:
Jack Dickens	Adrian Sakowicz
Vice President – Investor Relations	Vice President – Communications
(630) 743-2566	(630) 743-5039
jdickens@dovercorp.com	asakowicz@dovercorp.com

Dover Announces Retirement of Chief Financial Officer; Names Successor

DOWNERS GROVE, Ill., December 9, 2024 - Dover Corporation (NYSE: DOV) today announced that Brad Cerepak, Senior Vice President and Chief Financial Officer, has notified the Company that he plans to retire on January 31, 2025. Christopher (“Chris”) Woenker, 42, Chief Financial Officer of the Company’s Engineered Products and Climate & Sustainability Technologies segments, will succeed Mr. Cerepak as Senior Vice President and Chief Financial Officer, effective January 31, 2025. As part of the Company’s transition plan, Mr. Woenker will remain in his current segment CFO roles while working closely with Mr. Cerepak through the 2024 fiscal year financial closing. Mr. Woenker will report to the Chairman and Chief Executive Officer, Richard Tobin.

Mr. Woenker joined the Company in March 2013, first serving as manager and then director in the Financial Planning and Analysis function. He was promoted to business unit CFO in September 2016, and to segment CFO in June 2017. Since then, he has served as CFO for several of the Company’s segments, including his current roles as CFO of the Engineered Products and the Climate & Sustainability Technologies segments, giving him a deep understanding of our operating model and our businesses.

Mr. Tobin said, “On behalf of the Board of Directors, I would like to thank Brad for his outstanding leadership and many contributions over the past 15 years. He has been instrumental in driving financial excellence and developing the finance organization across Dover, leaving a strong legacy for the Company to build on. Looking ahead, I am very pleased to announce Chris’s appointment. Chris understands well the Dover business culture and has demonstrated strong acumen and exceptional leadership in each of the roles he has held at Dover. His appointment reflects the strength of the Company’s long-term succession planning process and the commitment of management and the Board of Directors to develop and promote strong internal talent. I look forward to welcoming him as our new CFO.”

About Dover:

Dover is a diversified global manufacturer and solutions provider with annual revenue of over $7 billion. We deliver innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 65 years, our team of over 24,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.